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                                                                   EXHIBIT 10.63

[VISTAINFO LOGO]

                         EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement ("Agreement") is made effective as of January 1, 2001 ("Effective Date"), by and between Vista Information Solutions, Inc., a Delaware corporation ("VistaInfo"), and Howard Latham ("Latham").

        The parties agree as follows:

        1. Employment. VistaInfo hereby employes Latham, and Latham hereby accepts such employment, upon the terms and conditions set forth herein.

        2. Duties and Term.

                2.1 Position. Latham will be employed in the capacity of Chief Executive Officer and shall have the duties and responsibilities assigned by the Board of Directors on the Effective Date and as may be reasonably assigned by the Board of Directors from time to time. Latham shall perform faithfully and diligently all duties assigned to him. During the period Latham is serving in the capacity of Chief Executive officer, VistaInfo reserves the right to modify his position and duties at any time in its sole and absolute discretion, provided that the title and duties assigned are consistent with the position of a senior executive and that Latham continues to report to the Board of directors.

                2.2 Best Efforts/Full-time. Latham will expend his best efforts on behalf of VistaInfo, and will abide by all policies and decisions made by VistaInfo, as well as all applicable federal, state and local laws, regulations or ordinances. Latham will act in the best interest of VistaInfo at all times. Latham will devote his full business time and efforts to the performance of his assigned duties for VistaInfo, unless Latham notifies the Board of Directors in advance of his intent to engage in other paid work and receives the Board of Directors' express written consent to do so.

                2.3 Initial Term. The employment relationship shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of one year following such date ("Initial Term"), unless sooner terminated in accordance with section 6.

                2.4 Renewal. On completion of the Initial Term specified in subsection 2.3, this Agreement will automatically renew for subsequent one year terms unless either party provides sixty (60) days' advance written notice to the other that Company or Latham does not wish to renew the Agreement for a subsequent one-year term. In the event either party gives notice of nonrenewal pursuant to this subsection 2.4, this Agreement will expire at the end of the current term; provided, however, that if Company provides notice that it does not wish to renew this Agreement for a subsequent one year term upon expiration of the Initial Term, then Latham will be entitled to receive the Severance Payment set forth in subsection 6.2(a) as long as he complies with the conditions of subsection 6.2(b).

        3. Compensation.

                3.1 Base Salary. As compensation for Latham's performance of his duties herein, VistaInfo shall pay to Latham an initial Base Salary of $220,000 per year payable in accordance with VistaInfo's normal payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.


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In the event Latham's employment under this Agreement is terminated by either party, for any reason, Latham will earn the Base Salary prorated to the date of termination.

            3.2 Incentive Compensation. Latham will be eligible to receive incentive compensation, the terms, amount and payment of which shall be determined by VistaInfo's Board of Directors in its sole and absolute discretion.

            3.3 Stock Options. Subject to the Board of Directors' approval, from time to time, Latham may be granted options to purchase shares of VistaInfo common stock (the "Option") under the then effective VistaInfo Stock Option Plan pursuant to the terms and conditions of the Stock Option Grant Agreement and Stock Option Agreement, which Latham will be required to sign as a condition of receiving the Option.

            3.4 Performance and Salary Review. The Board of Directors will review Latham's performance on no less than an annual basis. Adjustments to salary or other compensation awards, if any, will be made by the Board of Directors in its sole and absolute discretion. Provided, however, that Latham's Base Salary shall not be decreased during the initial Term or during any subsequent renewal term without Latham's written consent.

      4. Fringe Benefits. VistaInfo agrees to provide Latham with the fringe benefits set forth below. VistaInfo reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Latham. Provided, however, that such Fringe Benefits will not be decreased or eliminated for Latham unless they are similarly decreased or eliminated for all other VistaInfo senior executives.

            4.1 Customary Benefits. Latham will be eligible for all customary and usual fringe benefits generally available to executives of VistaInfo subject to the terms and conditions of VistaInfo's benefit plan documents.

            4.2 Automobile Allowance. Latham will receive an automobile allowance of $500 per month. This allowance will be subject to all required withholding and other tax requirements.

      5. Business Expenses. Latham will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of VistaInfo. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with VistaInfo's policies.

      6. Termination of Latham's Employment.

            6.1 Termination for Cause by VistaInfo. Although VistaInfo anticipates a mutually rewarding employment relationship with Latham, VistaInfo may terminate Latham's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Latham with respect to Latham's obligations or otherwise relating to the business of VistaInfo; (b) Latham's material breach of this Agreement; (c) Latham's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Latham's willful neglect of duties as determined in good faith in the sole and exclusive discretion of the Board of Directors; (e) Latham's failure to perform the essential functions of his position, with or without reasonable accommodation, due to a physical or mental disability; and (f) Latham's death. In the event Latham's employment is


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terminated in accordance with this subsection 6.1, Latham shall be entitled to receive only the Base Salary then in effect, prorated to the effective date of termination, any benefits and expense reimbursements Latham is entitled to by virtue of his prior employment with VistaInfo including any accrued but unpaid time off ("Standard Entitlements") and the ability to exercise the Option as to any shares that were vested through the date of this termination, subject to the terms of the Option. In the event of a termination by VistaInfo for Cause, Latham will not be entitled to receive the Severance Payment described in subsection 6.2(a) and all other VistaInfo obligations to Latham pursuant to this Agreement will become automatically terminated and completely extinguished.

     6.2 Termination Without Cause by VistaInfo. VistaInfo may terminate Latham's employment under this Agreement without Cause at any time on thirty
(30) days' advance written notice to Latham. In the event of such termination, Latham will receive the Standard Entitlements and the "Severance Payment" described in subsection 6.2(a), provided Latham complies with all of the conditions in subsection 6.2(b). All other VistaInfo obligations to Latham pursuant to this Agreement will become automatically terminated and completely extinguished.

          (a) Severance Payment. VistaInfo will provide Latham with a severance payment equivalent to one year of Latham's Base Salary and a one year continuation of Fringe Benefits in Section 4.1 then in effect on the date of termination payable in accordance with VistaInfo's normal bi-monthly payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. VistaInfo will also provide Latham with outplacement support provided by a mutually agreed to firm, not to exceed $15,000. Latham may retain his laptop PC, Palm Pilot, mobile phone, and other personal business items while conducting VistaInfo related services pursuant to subsection 6.2(b)(iii). In the event of Latham's death prior to all twelve months' Severance Payments being received by him in accordance with this section, any remaining unpaid Severance Payments due and owing pursuant to this section shall be paid to Latham's estate.

          (b) Conditions to Receive Severance Payment: The Severance Payment will be paid, provided the following conditions are met:

               (i) Latham executes a full general release, releasing all claims, known or unknown, that Latham may have against VistaInfo arising out of or in any way related to Latham's employment or termination of employment with VistaInfo;

               (ii) Latham complies with all surviving provisions of this Agreement as specified in subsection 12.8;

               (iii) Latham agrees to act as a consultant for VistaInfo, without further compensation, for twelve (12) months following the termination of his employment, if requested to do so by VistaInfo and the consulting request does not unreasonably prevent him from seeking or fulfilling other employment.

     6.3 Voluntary Resignation by Latham

          (a) Resignation. Latham may voluntarily resign his position with VistaInfo at any time on thirty (30) days' advance written notice. In the event of Latham's resignation, Latham will be entitled to receive only the Standard Entitlements. Latham will not



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be entitled to receive the Severance Payment described in subsection 6.2(a) or
6.4(a), and all other VistaInfo obligations to Latham pursuant to this Agreement will become automatically terminated and completely extinguished.

          (b) Voluntary Resignation for Good Cause. Latham may voluntarily resign his position with VistaInfo with good cause attributable to VistaInfo at any time on thirty (30) days advance written notice, stating the specific basis therefor. "Resignation for good cause attributable to VistaInfo" is defined as:
(a) VistaInfo's material breach of this Agreement; (b) material changes to Latham's compensation or benefits packages; and/or (c) insistence by the Board of Directors on an illegal or improper course of action notwithstanding objections raised by Latham. In the event Latham resigns his employment for good cause attributable to VistaInfo, Latham will receive the Standard Entitlements referred to in Paragraph 6.1 above and the "Severance Payment" described in section 6.2(a).

     6.4  Termination Upon A Change In Control.

          (a) Severance Payment. If Latham's employment is terminated by VistaInfo within one year after a Change in Control (as that term is defined below), other than for Cause (as defined in subsection 6.1), Latham shall be entitled to receive the Standard Entitlements; the Severance Payment described in subsection 6.2(a), and accelerated vesting of Latham's Option such that it will be fully vested on the effective date of Latham's termination, provided Latham complies with all the conditions described in subsection 6.2(b). All other VistaInfo obligations to Latham pursuant to this Agreement will become automatically terminated and completely extinguished.

          (b) 280G. If, due to the benefits provided under subsection 6.4(a), Latham is subject to any excise tax due to characterization of any amounts payable under subsection (a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Latham may elect, in his sole discretion, to reduce the amounts payable under subsection
(a) in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

          (c) Change of Control. A Change of Control is defined as any one of the following occurrences:

               (i) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of VistaInfo under an employee benefit plan of VistaInfo, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of VistaInfo representing more than 50% (a) the outstanding shares of common stock of VistaInfo or (b) the combined voting power of the VistaInfo's then-outstanding securities; or

               (ii) the sale or disposition of all or substantially all of VistaInfo's assets (or any transaction having similar effect is consummated); or

               (iii) VistaInfo is party to a merger or consolidation that results in the holders of voting securities of VistaInfo outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting


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securities of VistaInfo or such surviving entity outstanding immediately after such merger or consolidation; or

                        (iv) the dissolution or liquidation of VistaInfo.

        7. No Conflict of Interest. During the term of Latham's employment and during any period in which Latham is receiving payments from VistaInfo pursuant to this Agreement, Latham must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with VistaInfo. Such work shall include, but is not limited to, directly or indirectly competing with VistaInfo in any way, or acting as an officer, director, employee, consultant, significant investor, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which VistaInfo is now engaged or in which VistaInfo becomes engaged during the term of VistaInfo's employment with VistaInfo, as may in good faith, be determined by VistaInfo in its sole discretion. If VistaInfo believes such a conflict exists during Latham's employment, VistaInfo may ask Latham to choose to discontinue the other work or resign employment with VistaInfo. If VistaInfo believes such a conflict exists during any period in which Latham is receiving payments pursuant to this Agreement, VistaInfo may ask Latham to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Latham agrees not to refer any client or potential client of VistaInfo to competitors of VistaInfo, without obtaining VistaInfo's prior written consent, during the term of Latham's employment and during any period in which Latham is receiving payments from VistaInfo pursuant to this Agreement.

        8. Confidentiality and Proprietary Rights. Latham agrees to read, sign and abide by VistaInfo's Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

        9. Nonsolicitation.

                9.1 Nonsolicitation of Customers or Prospects. Latham acknowledges that information about VistaInfo's customers is confidential and constitutes trade secrets. Accordingly, Latham agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, Latham will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage VistaInfo's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from VistaInfo.

                9.2 Nonsolicitation of VistaInfo's Employees. Latham agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, Latham will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage VistaInfo's business by soliciting, encouraging or attempting to hire or hire any of VistaInfo's employees or causing others to solicit or encourage any of VistaInfo's employees to discontinue their employment with VistaInfo.

        10. Injunctive Relief. Latham acknowledges that his breach of the covenants contained in sections 7-9 (collectively "Covenants") would cause irreparable injury to VistaInfo and agrees that in the event of any such breach, VistaInfo shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.



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     11. Agreement to Arbitrate. To the fullest extent permitted by law, Latham and VistaInfo agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between VistaInfo and Latham and any disputes upon termination of employment, including but not limited to, breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims, and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Latham's right to file claims for workers' compensation or unemployment insurance benefits and VistaInfo's right to obtain injunctive relief pursuant to section 10 are excluded. For the purpose of this agreement to arbitrate, references to "VistaInfo" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Latham's claims arise out of or relate to their actions on behalf of VistaInfo.

          11.1 Consideration. The mutual promises by VistaInfo and Latham to arbitrate any and all disputes between them (except for those referenced in section 10) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

          11.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

          11.3 Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with American Arbitration Association ("AAA") then current rules for resolution of employment disputes. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

          11.4 Costs of Arbitration. VistaInfo shall bear the cost of the arbitration filing and hearing fees and the cost of the arbitrator.

     12. General Provisions.

          12.1 Successors and Assigns. The rights and obligations of VistaInfo under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of VistaInfo. Latham shall not be entitled to assign any of Latham's rights or obligations under this Agreement.

          12.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.


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            12.3 Attorneys' Fees. Each side shall bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

            12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

            12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing VistaInfo, but Latham has participated in the negotiation of its terms. Furthermore, Latham acknowledges that Latham has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

            12.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

            12.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

            12.8 Survival. Sections 7 ("No Conflict of Interest"), 8 ("Confidentiality and Proprietary Rights"), 9 (Nonsolicitation), 10 ("Injunctive Relief"), 10 ("Agreement to Arbitrate"), 12 ("General Provisions") and 13 ("Entire Agreement") of this Agreement shall survive Latham's employment by VistaInfo.

      13. Entire Agreement. This Agreement, including the VistaInfo Employee Innovations and Proprietary Rights Assignment incorporated herein by reference and VistaInfo's Stock Option Plan and related option documents described in subsection 3.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Latham and the Board of Directors of VistaInfo. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.


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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY
UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT EFFECTIVE AS OF THE DATE FIRST SET FORTH ABOVE.

                                        HOWARD LATHAM

Date: March 09, 2001                    By: /s/ HOWARD LATHAM
                                            --------------------------------
                                            President & CEO

                                        VISTA INFORMATION SOLUTIONS, INC.

Date: March 09, 2001                    By: /s/ THOMAS R. GAY
                                            --------------------------------
                                            Thomas R. Gay
                                            Chairman




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